EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Doni Fordyce

L-1 Identity Solutions

203-504-1109

dfordyce@L1ID.com

L-1 Identity Solutions Reports Second Quarter and Six Month 2009 Financial Results

STAMFORD, CT. — July 29, 2009 — L-1 Identity Solutions, Inc. (NYSE: ID), a leading supplier of identity solutions and services, today announced financial results for the second quarter and six months ended June 30, 2009.

Revenue increased to $168.1 million in Q2 2009, compared to $145.0 million in the second quarter of 2008, an increase of $23.1 million or 16 percent. The improvement reflects the acquisition of Digimarc and increased enrollment services revenue. Organic revenue growth was flat in Q2 2009 compared to Q2 2008 due to approximately $16 million in U.S. Passport and Passport Card consumables and printer orders placed in 2008 in anticipation of future requirements, along with significant license revenues in the prior year’s quarter. The Company expects robust organic growth in the second half of the year that will result in 13-15 percent organic growth for all of 2009.

Gross margin in the second quarter of 2009 decreased to 29 percent compared to 33 percent for the second quarter of 2008. The decrease was attributed to the effect of licensing revenue from the biometrics business and the U.S. Passport and Passport Card consumables and printer orders in 2008 as noted above. Margins are expected to increase in the second half of 2009, resulting in a gross margin of approximately 31 percent for all of 2009 vs. 30 percent for 2008.

Adjusted EBITDA for Q2 2009 increased to $24.2 million, excluding a $1.3 million charge associated with Registered Traveler (RT) and acquisition-related expenses. Including these items, Adjusted EBITDA was $22.9 million compared to $22.5 million for the same period in the prior year. The increase was driven by government consulting and enrollment services, along with the Digimarc acquisition, partially offset by lower licensing and secure credentialing revenues. Second quarter 2009 operating expenses as a percentage of revenue decreased to 24 percent compared to 27 percent in the comparable period of 2008. Improvements in operating expenses came primarily from better operating leverage and a reduction in expenses. Unlevered free cash flow for the quarter was strong at $16.6 million.

“I am pleased with our performance in the second quarter, particularly with the strength shown in State and local markets by our enrollment services and credentialing business,” said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. “I believe we are well positioned for increased sales, EBITDA, and operating margins in the second half. Our strong pipeline of opportunities, along with our backlog of $1.1 billion, provides confidence in our ability to achieve our second half goals. Additionally, the amendment to the term loan agreement completed in early July clearly provided more favorable terms for repayment of debt and greater flexibility in accommodating working capital and fixed asset requirements going forward.”

L-1 reported a Q2 2009 net loss of $1.2 million, or ($0.01) per diluted share compared to net income of $2.5 million, or $0.03 per diluted share in the second quarter of 2008, including stock based compensation and the effect of adopting new accounting standards in both periods (see footnote 'Adoption of New Accounting Standards’). This is based on weighted average diluted shares outstanding of 85.5 million in the second quarter of 2009 compared to 74.8 million in the prior year period. Excluding stock based compensation, earnings per diluted share were $0.05 for the second quarter of 2009.

Year to Date Results for the Six Months Ended June 30, 2009

Revenue for the first six months of 2009 was $318.2 million compared with $260.9 million for the same period in the prior year, representing an increase of $57.3 million. The improvement reflects the acquisition of Digimarc and increased enrollment services revenue. The revenue comparison for the first half of 2009 vs. the same period in 2008 was impacted by approximately $16 million in U.S. Passport and Passport Card consumables and printer orders in 2008 in anticipation of future requirements, along with significant license revenues. As a result, organic growth was two percent for the six month period of 2009. The Company expects robust organic growth in the second half of the year that will result in 13-15 percent for all of 2009.

Gross margin for the first six months of 2009 was 29 percent, compared to 30 percent in the same period in 2008 reflecting the effects of licensing revenue from the biometrics business and the U.S. Passport and Passport Card consumables and printer orders in 2008 as noted previously.

Adjusted EBITDA for the first six months of 2009 was $43.5 million, excluding a $1.7 million charge associated with RT and acquisition-related expenses. Including these items, Adjusted EBITDA was $41.8 million compared to $35.2 million for the same period in 2008. The increase in Adjusted EBITDA for the first six months of 2009 was driven by government consulting and enrollment services and the impact of the Digimarc acquisition. Operating expenses as a percentage of revenues decreased to 25 percent in the first six months of 2009 from 27 percent in the first six months of 2008. Improvements in operating expenses came primarily from improved operating leverage and a reduction in expenses. Unlevered free cash flow for the first six months of 2009 was $22.2 million.

For the six months ended June 30, 2009, the Company reported a net loss of $5.0 million, or ($0.06) per diluted share compared to a net loss of $0.1 million, or $0.00 per diluted share in the six months of 2008, including stock based compensation and the effect of adopting new accounting standards in both periods (see footnote 'Adoption of New Accounting Standards’). Diluted weighted average shares outstanding increased to 85.0 million from 73.1 million in the prior year. Excluding stock based compensation, earnings per diluted share were $0.07 for the first six months of 2009.

Business Highlights

•

The Biometrics division achieved its business goals and objectives for the first half of the year and a strong pipeline of opportunities positions the division well for continued strong performance for the year. Among the first half highlights are:

o	The performance and functionality of the Department of Defense (DoD) next generation ABIS system continues to exceed customer expectations.
o	L-1 secured $11.0 million in orders for mobile devices and shipped more than 2,200 PIER and HIIDE units to areas of conflict.
o

Sophisticated facial recognition systems continue to be an integral identification tool globally. New facial recognition contracts were secured across Asia Pacific for custom police, narcotics and e-passport applications, in addition to facial included in previously announced driver’s license contracts in the U.S. and Canada.

o

During the quarter, L-1 completed the development of a new middleware platform in partnership with European customers which enables HIIDE to integrate with disparate identification systems used by Defense Ministries of other NATO countries. This ground-breaking software enables L-1 to deliver end-to-end solutions outside the U.S. DoD and assures compatibility to diverse global systems, giving NATO countries similar capabilities to what the U.S. DoD has today for mobile identity management.

o	A European Commission program for biometric-based immigration control is being funded by, and piloted in, a major European airport using L-1 technology. L-1 believes the program is indicative of the direction being taken in Europe regarding the use of biometrics and physical border management. It uses facial recognition technology and has the ability to extend support for other modalities.
o	A new live scan fingerprint solution, Agile TP, was introduced for high volume civil applications. It can capture a full set of flat fingerprints in less than 10 seconds.
•

For the first half of 2009, the Secure Credentialing division secured approximately $189.0 million in driver’s license extensions, new contracts and extension options, of which $45.3 million was from unannounced extensions and contracts in seven States. L-1 also is working closely with customers to help produce a more secure driver’s license:

o	Today, 31 U.S. States utilize L-1 facial recognition technologies to help prevent persons from establishing duplicate identities and in doing so supports the “One Person, One Identity” best practice.
o

Document authentication has been adopted by 11 U.S. States as part of their driver’s license issuance process and is deployed in hundreds of sites worldwide as a means to ensure that credentials provided as proof of identity are genuine.

o	L-1 implemented workflow enhancements for multiple customers to improve efficiencies and reduce costs associated with driver’s license issuance.
•

L-1 is the predominant border crossing credential provider in the U.S., manufacturing over four million Passport Cards and Border Crossing Cards for the Department of State since 2008. The Company ensured that the State department could issue locally-printed Passport Cards at key Agencies along the Northern and Southern borders of the U.S. in time for the Western Hemisphere Travel Initiative deadline. L-1 also provides Enhanced Driver’s Licenses (EDLs) issuance capabilities.

•

The Enrollment Services division added another 287 centers nationwide in the second quarter, bringing the total number to 900 in the U.S. and Canada. The centers are projected to process in excess of two million people in 2009, up 39 percent compared to the number of people processed in the first full year of operation as L-1 in 2006. The Division anticipates more growth opportunities in the third quarter from existing contracts, both State and Federal, than in any previous quarters.

o

The New York State enrollment program now includes 80 sites and the Department of Health and Department of State went live as part of the previously announced contract. Additional agencies are in queue to come online and others have expressed interest in future participation.

o

In Indiana, several agencies went live in the second quarter as part of the previously announced contract including Department of Children’s Services, Bureau of Motor Vehicles (BMV) and others. The BMV also notified the Transportation Security Authority (TSA) that the State would be joining the L-1 HazPrint enrollment services program. This month L-1 began printing education applicants as a result of newly enacted legislation. Additional agencies are in queue to come online and others have expressed interest in future participation.

o	A new contract was signed with the Illinois Department of Public Health.
o

The Transportation Worker Identification Credential (TWIC) program continues to move ahead and the Company sees the potential for substantial new enrollment opportunities associated with transportation and other government initiatives.

•

L-1 is currently retained on several cybersecurity related task orders, providing direct support to customers under the Comprehensive National Cybersecurity Initiative (CNCI) and other established Information Assurance (IA) programs. The Government Consulting services team continues to grow headcount in all areas of cybersecurity, including operational Computer Security Incident Response Center (CSIRC)/Computer Emergency Response Team (CERT) analytic support, Computer Network Defense (CND) strategy & tactics, and IA architecture development and policy analysis.

•

Although revenue was down in the access control division reflecting the soft economy, revenue targets were met from sales of 4G-enabled access control products, adding 25 percent to the growth of fingerprint-based access control devices in the quarter. In coming quarters, the 4G platform will be extended to encompass a new ruggedized outdoor reader, as well as new devices for Personal Identity Verification (PIV) and TWIC cards.

Forward Looking Financial Expectations

L-1 expects revenue for the third quarter ending September 30, 2009 of between $175.0 million - $180.0 million, Adjusted EBITDA of $24.0 million - $ 28.0 million, and earnings per diluted share in the range of $0.00 - $0.02. Earnings per diluted share, exclusive of stock based compensation, are expected to be in the range of $0.04 - $0.06 for the third quarter. Unlevered free cash flow is expected to be between $18.0 million - $22.0 million.

L-1 expects revenue for the full-year ending December 31, 2009 of $700.0 - $725.0 million vs. previous estimates of $725.0 - $750.0 million. The reduction is primarily associated with delays in bookings on some international orders, elimination of RT revenues, and a reduction in demand for U.S. Passports. Adjusted EBITDA guidance remains unchanged at $100.0 million - $110.0 million, despite the expected decline in revenue due to a more favorable sales mix. Unlevered free cash flow is expected to be between $75.0 million - $85.0 million, despite increased capital expenditures of approximately $35.0 million for 2009. Earnings per diluted share are expected to be $0.06 - $0.12, exclusive of certain items. Earnings per diluted share, exclusive of stock based compensation, are expected to be in the range of $0.17 - $0.24.

Conference Call Information

The Company will host a conference call with the investment community to discuss its operating results and outlook beginning at 11:00 a.m. (ET) today. The conference call will be available live over the Internet at the investor relations section of the L-1 website at http://ir.l1id.com/. To listen to the conference call, please dial (888) 562-3356 using the passcode 17939430. For callers outside the U.S., please dial (973) 582-2700 with the passcode 17939430. A recording of the conference call will be available starting two hours after the completion of the call. To access the replay, please dial (800) 642-1687 and use passcode 17939430. To access the replay from outside the U.S., dial (706) 645-9291 and use passcode 17939430.

About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID) protects and secures personal identities and assets. Its divisions include Biometrics, Secure Credentialing and Enterprise Access solutions, as well as Enrollment and Government Consulting services. With the trust and confidence in individual identities provided by L-1, international governments, federal and state agencies, law enforcement and commercial businesses can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions has more than 2,200 employees worldwide and is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

Footnotes and Defined Terms

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, availability of government funding for L-1's products and solutions, the unpredictable nature of working with federal, state and local government customers, and global financial economic and political conditions. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended

December 31, 2008 and its Form 10-Q for the quarter ended March 31, 2009. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

Adoption of New Accounting Standards

As disclosed in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2009, the Company adopted Statement of Financial Accounting Standards Board (FASB) Staff Position ( FSP) No. APB 14-1 effective January 1, 2009. As required by that standard, its provisions were applied retroactively to all prior periods which resulted in an decrease of the previously reported net income for the quarter ended June 30, 2008 from $3.2 million ($0.04) per share to $2.5 million ($0.03) per share and a decrease of the previously reported net income for the six months ended June 30, 2008 from $1.3 million ($0.02) per share to a loss of $0.1 million ($0.00) per share.

Organic Growth

Organic growth represents the increase in revenues in the current period, expressed as a percentage. It excludes businesses acquired in 2008 for both 2008 and 2009.

Adjusted EBITDA

L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, income taxes, impairments of long-lived assets and goodwill, depreciation, amortization, stock-based compensation expense, including retirement plan contributions settled, or to be settled, in common stock. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of SFAS 123 (R) and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions financial results with other companies that also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as impairments of long-lived assets and goodwill, amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and can compare its results on a more consistent basis to the results of other companies. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense, impairments of long lived assets and goodwill, stock based compensation expense, including retirement plan contribution settled, or to be settled, in common stock and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. A reconciliation of Adjusted EBITDA to GAAP net income or loss is included in the enclosed schedule.

Unlevered Free Cash Flow

Unlevered free cash flow represents cash flow from operating activities, plus cash interest expenses and cash income taxes, less capital expenditures. L-1 believes unlevered free cash flow is a useful measure for assessing the company's liquidity, its ability to meet debt service requirements and making acquisitions. Unlevered free cash flow is not necessarily comparable to similar measures used by other entities and is not a substitute for GAAP measures of liquidity such as cash flows from operating activities.

Backlog

L-1's backlog represents sales value of firm orders for products and services not yet delivered and for long term executed contractual arrangements (contracts, subcontracts, and customer commitments), the estimated future sales value of estimated product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including renewal options expected to be exercised. L-1 may not realize the full amount of revenues reflected in backlog because L-1 is subject to the risks that clients may modify or terminate projects and contracts and may decide not to exercise contract options or the estimate of quantities may not materialize.

ID-F	###

L1 Identity Solutions Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues	$ 168,053	$ 144,952	$ 318,242	$ 260,947
Cost of revenues:
Cost of revenues	117,235	91,049	221,478	169,789
Amortization of acquired intangible assets	2,037	6,277	4,393	12,178
Total cost of revenues	119,272	97,326	225,871	181,967
Gross profit	48,781	47,626	92,371	78,980
Operating expenses:
Sales and marketing	9,719	8,999	19,610	16,484
Research and development	5,664	6,509	11,565	11,842
General and administrative	24,509	23,240	47,342	40,029
Acquisition related expenses and amortization of intangible assets	455	847	1,094	1,691
Total operating expenses	40,347	39,595	79,611	70,046
Operating income	8,434	8,031	12,761	8,934
Interest income	58	63	103	134
Interest expense:
Contractual interest	(6,832)	(2,814)	(14,229)	(5,699)
Amortization of deferred financing costs, debt discount and other	(2,555)	(1,577)	(5,808)	(3,125)
Other (expense) income, net	(178)	773	(107)	(235)
Income (loss) before income taxes	(1,073)	4,476	(7,280)	9
Benefit (provision) for income taxes	(176)	(2,012)	2,245	(129)
Net income (loss)	$ (1,249)	$ 2,464	$ (5,035)	$ (120)
Net income (loss) per share:
Basic	$ (0.01)	$ 0.03	$ (0.06)	$ (0.00)
Diluted	$ (0.01)	$ 0.03	$ (0.06)	$ (0.00)
Weighted average shares outstanding:
Basic	85,451	74,019	84,992	73,085
Diluted	85,451	74,816	84,992	73,085

L1 Identity Solutions

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$16,931	$20,449
Accounts receivable, net	117,915	105,606
Inventory	30,367	34,509
Deferred tax asset	10,928	11,101
Other current assets	9,370	9,628
Total current assets	185,511	181,293
Property and equipment, net	92,131	81,268
Goodwill	893,714	890,977
Intangible assets, net	105,607	108,282
Deferred tax asset	25,971	23,609
Other assets, net	17,978	24,392
Total assets	$1,320,912	$1,309,821
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$126,292	$118,109
Current portion of deferred revenue	17,170	16,998
Current maturity of long-term debt	27,104	19,256
Other current liabilities	6,418	2,559
Total current liabilities	176,984	156,922
Deferred revenue, net of current portion	4,906	13,323
Long-term debt	417,883	429,235
Other long-term liabilities	3,325	1,861
Total liabilities	603,098	601,341
Shareholders' equity:
Total shareholders' equity	717,814	708,480
Total liabilities and shareholders' equity	$1,320,912	$1,309,821

L-1 Identity Solutions

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30, 2009	June 30, 2008
Cash Flow from Operating Activities:
Net loss	$ (5,035)	$ (120)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,286	19,894
Stock-based compensation costs	10,898	6,563
(Benefit) provision for non-cash income taxes	(2,400)	129
Amortization of deferred financing costs, debt discount and other	5,808	3,125
Other	-	176
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(11,957)	(8,602)
Inventory	3,935	(3,233)
Other assets	4,512	(2,068)
Accounts payable, accrued expenses and other liabilities	14,354	(1,239)
Deferred revenue	(7,876)	1,008
Net cash provided by operating activities	30,525	15,633

Cash Flow from Investing Activities:
Acquisitions, net of cash acquired	(1,125)	(3,960)
Capital expenditures, net of disposals of $205 in 2009	(22,304)	(7,653)
Additions to intangible assets	(3,531)	(3,768)
Increase in restricted cash	(48)	(40)
Net cash used in investing activities	(27,008)	(15,421)

Cash Flow from Financing Activities:
Net borrowings under revolving credit agreement	-	4,013
Debt and equity issuance costs	(151)	(16)
Principal payments under term loan	(7,500)	-
Principal payments of other debt	(443)	(168)
Repurchase of common stock	-	(6,161)
Proceeds from issuance of common stock to employees	1,024	1,419
Proceeds from exercise of stock options by employees	44	562
Net cash used in financing activities	(7,026)	(351)
Effect of exchange rate changes on cash and cash equivalents	(9)	288
Net increase (decrease) in cash and cash equivalents	(3,518)	149
Cash and cash equivalents, beginning of year	20,449	8,203
Cash and cash equivalents, end of year	$ 16,931	$ 8,352

Supplemental Cash Flow Information:
Cash paid for interest	$ 12,996	$ 5,452
Cash paid for income taxes	$ 973	$ 964
Non-cash Transactions:
Common stock issued and options assumed in connection with acquisitions	$ -	$ 35,221
Warrants issued for patent	$ -	$ 1,305

L-1 Identity Solutions

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

Historical Periods	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net Loss	$(1,249)	$2,464	$(5,035)	$(120)
Interest expense, net	9,329	4,328	19,934	8,691
Depreciation and amortization	9,062	10,239	18,286	19,929
Stock-based compensation expense	5,598	3,502	10,898	6,563
Provision (benefit) for income taxes	176	2,012	(2,245)	129
Adjusted EBITDA	$22,916	$22,545	$41,838	$35,192

Provision for Registered Traveler (RT) contract	1,183	-	1,183	-
Acquisition related costs	146	-	480	-
Adjusted EBITDA excluding certain items	$24,245	$22,545	$43,501	$35,192
Prospective Periods	Quarter Ending Sept. 30, 2009	Year Ending Dec. 31, 2009

Net Income, exlcuding RT, financing fees and accounting changes	$0-2,000	$5,000-10,000
Interest expense, depreciation & amortization and stock-based compensation	24,000	91,000-93,000
Provision (benefit) for income taxes	0-2,000	4,000-7,000
Adjusted EBITDA	$24,000-28,000	$100,000-110,000

L-1 Identity Solutions

Unlevered Free Cash Flow

(In thousands)

(Unaudited)

Prospective Periods	Quarter Ending Sept. 30, 2009	Year Ending Dec. 31, 2009
Cash flow from operating activities	$20,000-24,000	$78,000-88,000
Interest paid, net	6,000	28,000
Taxes and other	0	4,000
Capital expenditures	(8,000)	(35,000)
Unlevered free cash flow	$18,000-22,000	$75,000-85,000

Historical Periods	Quarter Ended June 30, 2009	Six Months Ended June 30, 2009
Cash flow from operating activities	$19,267	$30,525
Interest paid, net	6,854	12,996
Taxes and other	265	973
Capital expenditures, net of disposals of $205 in 2009	(9,758)	(22,304)
Unlevered free cash flow	$16,628	$22,190